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EXHIBIT 21.0

LIST OF SUBSIDIARIES

A)
ORIENTAL BANK AND TRUST—an insured nonmember commercial bank organized and existing under the laws of the Commonwealth of Puerto Rico.

  SUBSIDIARIES OF ORIENTAL BANK AND TRUST:

  1.
  Oriental Mortgage Corporation—a mortgage bank organized and existing under the laws of the Commonwealth of Puerto Rico.

B)
ORIENTAL FINANCIAL SERVICES CORP.—a registered broker-dealer organized and existing under the laws of the Commonwealth of Puerto Rico.

C)
FISA INSURANCE AGENCY, INC. a licensed insurance agency organized and existing under the laws of the Commonwealth of Puerto Rico.

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  EXHIBIT 21.0
LIST OF SUBSIDIARIES